Exhibit 10.5

ENVIRONMENTAL INDEMNITY AGREEMENT

This ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”) is made as of the 12th day of September, 2025, by 65 E. WACKER HOLDINGS II, LLC, a Delaware limited liability company, having an office at 2211 N. Elston Avenue, Suite 306, Chicago, Illinois 60614 (“Borrower”), and ADAM FRIEDBERG, an individual, having a primary address at 3834 N. Lakewood Avenue, Chicago, Illinois 60613, PETER KOCH, an individual, having a primary address at 1509 N. Kaywood Lane, Glenview, Illinois 60025, ANTHONY HRUSOVSKY, an individual, having a primary address at 531 E Scranton Avenue, Lake Bluff, Illinois and ACRES COMMERCIAL REALTY CORP., a Maryland corporation, having an address at 390 RXR Plaza, Uniondale, New York 11556 (individually and collectively, the “Non-Borrower Indemnitor”; and together with Borrower, “Indemnitor” and collectively, “Indemnitors”), in favor of DL RCF I LOAN HOLDINGS, LLC, a Delaware limited liability company (together with its successors and/or assigns, “Agent”), having an address at c/o Derby Lane Partners LLC, 12 E. 49th Street, Suite 1519, New York, New York 10017, in its capacity as administrative agent for itself and on behalf of any other Lender (as defined in the Loan Agreement) (together with its successors and/or assigns, “Indemnitee”) and the other Indemnified Parties (defined below).

RECITALS

A. Agent is prepared to administer and Lender is prepared to make a loan to Borrower in the maximum principal amount of up to SIXTY-TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($62,400,000.00) (the “Loan”) pursuant to a certain Loan Agreement, of even date herewith among Borrower, Agent, and Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”), which Loan is evidenced by, among other things, the Note (as defined in the Loan Agreement) and is secured by, among other things, the Mortgage (as defined in the Loan Agreement), encumbering certain real property (the “Property”) more particularly described therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

B. Each Indemnitor acknowledges receipt and approval of copies of the Loan Documents.

C. Each Non-Borrower Indemnitor acknowledges that it owns, either directly or indirectly, a beneficial interest in Borrower and, as a result of such beneficial interest, will receive substantial economic and other benefits from Lender making the Loan to Borrower.

D. Agent is unwilling to administer, and Lender are unwilling to make, the Loan unless Indemnitors agree to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

E. Indemnitors are entering into this Agreement to induce Agent to administer, and Lender to make, the Loan.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors hereby represent, warrant, covenant and agree for the benefit of the Indemnified Parties as follows:

1. Environmental Representations and Warranties. Except as otherwise disclosed by that/those report(s) listed on Schedule I attached hereto and made a part hereof in respect of the Property (referred to below as the “Environmental Report(s)”), a copy of which has been provided to Indemnitee, (a) to Indemnitor’s knowledge, there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Property, except those that are both (i) substantially in compliance with all applicable Environmental Laws (defined below) and with permits issued pursuant thereto (to the extent such permits are required by law) (ii) fully disclosed to Indemnitee in writing pursuant to the Environmental Report(s); (b) to Indemnitor’s knowledge, there are no past, present or threatened Releases (defined below) of Hazardous Substances in violation of applicable Environmental Law in, on, under or from the Property which have not been, or are not being, remediated in accordance with applicable Environmental Law; (c) to Indemnitor’s knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property, (d) to Indemnitor’s knowledge, there are no past or present non-compliance (other than to a de minimis extent) with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been, or are not being, remediated in accordance with applicable Environmental Law; (e) Indemnitor does not know of, and has not received, any written notice, information request or other written communication from any Governmental Authority relating to Hazardous Substances on, in, under or originating from the Property or any part thereof or Remediation (defined below) thereof, nor does Indemnitor have any knowledge of any fact, condition, occurrence or circumstance which with notice or passage of time or both would give rise to a claim under or pursuant to any Environmental Law pertaining to Hazardous Substances on, in, under or originating from the Property or any part thereof or arising out of the conduct of Indemnitor; (f) to Indemnitor’s knowledge, no Toxic Mold (as defined below) is present in the indoor air of the Property at concentrations exceeding ambient air levels and no visible Toxic Mold is present on any building materials or surfaces at the Property for which any Legal Requirement applicable to the Property recommends or requires removal thereof by remediation professionals, and Indemnitors are not aware of any conditions at the Property that are likely to result in the presence of Toxic Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal; (g) to Indemnitor’s knowledge, the Property is not included or proposed for inclusion on the National Priorities List issued pursuant to CERCLA (defined below) by the United States Environmental Protection Agency (the “EPA”) or on the inventory of other potential “Problem” sites issued by the EPA and has not otherwise been identified by the EPA in writing to Borrower as a potential CERCLA site or included or, to Borrower’s knowledge, proposed for inclusion on any list or inventory issued pursuant to any other Environmental Law, if any, or issued by any other Governmental Authority; and (h) Indemnitor has truthfully and fully provided to Indemnitee any and all material information relating to environmental conditions in, on, under or from the Property that is known to any Indemnitor and in Indemnitor’s possession, including, but not limited, to any and all reports commissioned by Indemnitor or its Affiliates and in the possession of Indemnitor and relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

2. Environmental Covenants. Subject to Section 9 hereof, Indemnitors covenant and agree that: (a) all uses and operations on or of the Property by any Indemnitors shall be in compliance with all Environmental Laws and permits issued pursuant thereto and Indemnitors shall use commercially reasonable efforts to ensure that all uses by any Tenant or any other Person are in compliance with all Environmental Laws and any permits issued pursuant thereto; (b) Indemnitors shall not cause or consent to, and shall use commercially reasonable efforts to prevent any Releases of Hazardous Substances in, on, under or from the Property; (c) Indemnitors shall not cause, and shall use commercially reasonable efforts to prevent any Tenant or other Person from causing any Hazardous Substances to be in, on or under the Property, except those that are both (i) in compliance with all Environmental Laws and with any permits issued pursuant thereto and (ii) fully disclosed to Indemnitee in writing; (d) subject to Borrower’s rights under Section 5.1.2 of the Loan Agreement to contest liens and encumbrances, Indemnitors shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Indemnitors or any other Person (the “Environmental Liens”); (e) Indemnitors shall, at their sole cost and expense, fully and expeditiously cooperate in all activities required pursuant to Paragraph 3 of this Agreement, including, but not limited to, providing all relevant information in Indemnitors’ possession or reasonably attainable by Indemnitors and making knowledgeable Persons available for interviews; (f) Indemnitors shall, at their sole cost and expense, pursuant to any reasonable written request of Indemnitee based upon facts giving rise to a reasonable suspicion of a violation of Environmental Laws, of a required Remediation or of a Release and/or during the continuance of an Event of Default, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Indemnitee the reports and other results thereof, and Indemnitee and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof, provided that, so long as no Event of Default is continuing, Indemnitee shall not be required to pay for more than one (1) such assessment per year; (g) Indemnitors shall, at their sole cost and expense, comply with all reasonable written requests of Indemnitee to (i) effectuate Remediation of any condition (including, but not limited to, a Release of a Hazardous Substance) in, on, under or from the Property to the extent required by applicable Environmental Laws; (ii) comply with any Environmental Law; (iii) comply with any directive from any Governmental Authority related to the environmental condition of the Property; and/or (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment with respect to environmental matters to the extent required or recommended under applicable Environmental Laws; (h) none of Indemnitors shall do or intentionally or willfully allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or could reasonably be expected to impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste or violates any covenant, condition, agreement or easement applicable to the Property; (i) if at any time after the date hereof, it is determined or reasonably suspected by Borrower or Indemnitee that the Property contains paint containing more than 0.5% lead by dry weight (“Lead Based Paint”), then upon Indemnitee’s written request Borrower shall cause an assessment report describing the location and condition of the Lead Based Paint (a “Lead Based Paint Report”), at Indemnitor’s sole cost and expense within twenty (20) days thereafter, to be prepared by an expert, in form, scope and substance reasonably acceptable to Indemnitee; (j) if at any time after the date hereof, it is determined or reasonably suspected by Borrower or Indemnitee that the Property contains asbestos or asbestos-containing material (“Asbestos”), then upon Indemnitee’s written request Borrower shall cause an assessment report describing the location and condition of the Asbestos (an “Asbestos Report”), at Indemnitor’s sole cost and expense within thirty (30) days thereafter, to be prepared by an expert, in form, scope and substance, acceptable to Indemnitee; (k) if at any time hereafter it is, determined by Borrower or Indemnitee that the Property contains Lead Based Paint or Asbestos, on or before thirty (30) days following Indemnitee’s written request, Indemnitors shall, at their sole cost and expense, develop and implement, and thereafter diligently and continuously carry out (or cause to be developed and implemented and thereafter diligently and continually to be carried out), an operations, abatement and maintenance plan for the Lead Based Paint and/or Asbestos, as applicable, on the Property, which plan shall be prepared by an expert, and be in form, scope and substance, reasonably acceptable to Indemnitee (together with any Lead Based Paint Report and/or Asbestos Report, as applicable, the “O&M Plan”), and if an O&M Plan has been prepared prior to the date hereof, Indemnitors agree to diligently and continually carry out (or cause to be carried out) the provisions thereof, it being understood and agreed that compliance with the O&M Plan shall require or be deemed to require, without limitation, the proper preparation and maintenance of all records, papers and forms required under the Environmental Laws; (l) in the event that any inspection or audit by Borrower, Indemnitee or a Governmental Authority reveals the presence of Toxic Mold in the indoor air of the Property at concentrations exceeding ambient air levels permitted under applicable law or visible Toxic Mold on any building materials or surfaces at the Property for which any Legal Requirement applicable to the Property requires or recommends removal thereof, Indemnitors shall promptly take all commercially reasonable actions necessary to remediate the Toxic Mold and perform post-remedial clearance sampling, following which abatement of the Toxic Mold, upon Indemnitee’s written request, Indemnitors shall prepare and implement an Operations and Maintenance Plan for Toxic Mold and Moisture acceptable to Indemnitee and in accordance with the guidelines issued by the National Multi Housing Council; and (m) Indemnitors shall promptly notify Indemnitee in writing upon Indemnitors becoming aware of (A) any Release or threatened Release of Hazardous Substances in, on, under, from or migrating towards the Property in violation of applicable Environmental Laws; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien in connection with the Property; (D) any required or proposed Remediation of environmental conditions relating to the Property; and/or (E) any written notice or other written communication of which any Indemnitor becomes aware from any source whatsoever (including, but not limited to, any Governmental Authority) relating in any way to Hazardous Substances or Remediation thereof in connection with the Property, possible liability of any Person pursuant to any Environmental Law in connection with the Property, other environmental conditions in connection with the Property or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement.

3. Indemnified Rights/Cooperation and Access. In the event the Indemnified Parties have evidence that an environmental hazard exists on the Property that does not, in the sole but good faith discretion of the Indemnified Parties, (a) endanger any tenants or other occupants of the Property or their guests or the general public, or (b) materially and adversely affect the value of the Property, upon reasonable notice from Indemnitee, Indemnitors shall, at Indemnitors’ sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to the

Indemnified Parties to conduct an environmental assessment and/or audit (the scope of which shall be prepared by Indemnitor subject to approval in the reasonable discretion of the Indemnified Parties) and take any samples of soil, groundwater or other water, air or building materials or any other invasive testing reasonably requested by Indemnitee and promptly deliver to Indemnitee the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Indemnitee within a reasonable period or if the Indemnified Parties have reason to believe that an environmental hazard exists on the Property that, in the reasonable judgment of the Indemnified Parties, endangers any tenant or other occupant of the Property or their guests or the general public or could be reasonably expected to materially and adversely affect the value of the Property, upon reasonable notice to Indemnitors, the Indemnified Parties and any other Person reasonably designated by the Indemnified Parties, including, but not limited to, any receiver, any representative of any Governmental Authority and/or any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (subject to the rights of tenants), accompanied by a representative of Indemnitor, to assess any and all aspects of the environmental condition of the Property and its use, including, but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the Indemnified Parties) and taking samples of soil, groundwater or other water, air or building materials and reasonably conducting other invasive testing, if reasonably requested by Indemnitee. Indemnitors shall reasonably cooperate with and provide the Indemnified Parties and any such Person designated by the Indemnified Parties with access to the Property.

4. Indemnification. Indemnitors covenant and agree, at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon, or incurred by, or asserted against, any Indemnified Parties to the extent directly or indirectly arising out of, in connection with, or derived from any one or more of the following: (a) any presence of any Hazardous Substances in, on, above or under the Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Property; (c) any activity by any Indemnitors, any Person affiliated with any Indemnitors and/or any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by any Indemnitors, any Person affiliated with any Indemnitors and/or any tenant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action; (e) any past, present or threatened non-compliance with or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including, but not limited to, any failure by any Indemnitors, any Person affiliated with any Indemnitors and/or any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Property, including, but not limited to, costs to investigate and assess such injury, destruction or loss; (i) any acts of any Indemnitors, any Person affiliated with any Indemnitors and/or any tenant or other user of the Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of any Indemnitors, any Person affiliated with any Indemnitors and/or any tenant or other user of the Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death or property or other damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Property, in each case relating to Hazardous Substances; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

Notwithstanding the foregoing provisions of this Section 4 to the contrary:

(i) Indemnitors shall have no obligation to indemnify an Indemnified Party for Losses to the extent such Losses result from any Indemnified Party’s willful misconduct, fraud or gross negligence.

(ii) Indemnitors shall have no liability under this Agreement for any Losses that arise solely from the existence or presence of Hazardous Substances first coming into existence at the Property after the date that any Indemnified Party (or its nominee, designee or agent) acquires title to the Property (whether at a foreclosure sale, by private power of sale or by the acceptance of a deed-in-lieu of foreclosure of the Mortgage (it being agreed and acknowledged that none of the Indemnified Parties has any obligation to accept any such deed-in-lieu of foreclosure) or otherwise) (any such event being a “Mortgage Foreclosure Event”), provided that Indemnitors shall not be released from liability (x) if such Mortgage Foreclosure Event is rescinded or declared void by a court of competent jurisdiction, (y) that arises from and after a Mortgage Foreclosure Event due to acts, omissions or conditions taken by or at the direction of a Indemnitor or any of its Affiliates or (z) for any costs of enforcement as set forth in this Agreement.

(iii) Indemnitors shall have no liability under this Agreement for any Losses that arise solely from the existence or presence of Hazardous Substances first coming into existence at the Property (a) after the date that any Indemnified Party (or its nominee, designee or agent) acquires title to, possession and control of the direct and/or indirect ownership interests in Borrower or Master Tenant after a UCC foreclosure or conveyance in lieu of foreclosure of the Pledge Agreement or the Pledge Agreement (Master Tenant), as applicable (it being agreed and acknowledged that none of the Indemnified Parties has any obligation to accept any such conveyance in lieu of foreclosure) (any such event being a “Pledge Foreclosure Event”), provided that Indemnitors shall not be released from liability (x) if such Pledge Foreclosure Event is rescinded or declared void by a court of competent jurisdiction, (y) that arises from and after a Pledge Foreclosure Event due to acts, omissions or conditions taken by or at the direction of an Indemnitor or any of its Affiliates (in each case, as constituted prior to any such Pledge Foreclosure Event) or (z) for any costs of enforcement as set forth in this Agreement, or (b) during the continuance of the exercise of control rights by an Indemnified Party (or its nominee, designee or agent) pursuant the Pledge Agreement or the Pledge Agreement (Master Tenant).

(iv) Indemnitors shall have no liability under this Agreement for any Losses that arise solely from the existence or presence of Hazardous Substances first coming into existence at the Property after the date that a receiver is appointed by or at the express direction of Agent to take control of the Property (the period during which such receiver is in place, a “Receiver Event”), provided that Indemnitors shall not be released from liability that arises from and after a Receiver Event due to acts, omissions (where there is an affirmative duty to act) or conditions taken by or at the direction of an Indemnitor or any of its Affiliates.

5. Duty to Defend and Attorneys’ and Other Fees and Expenses. Upon written request by any Indemnified Party, Indemnitors shall defend such Indemnified Party(ies) against any claim for which indemnification is required hereunder (if requested by any Indemnified Party, in the name of the Indemnified Party), by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, to the extent there is a conflict of interest, or potential conflict of interest, or upon the occurrence and during the continuance of an Event of Default, the Indemnified Party(ies) may, in their sole and absolute discretion, engage to represent the entire group of Indemnified Parties a single group of attorneys and other professionals to defend or assist them, and, at the option of the Indemnified Party(ies), their attorneys shall control the resolution of any claim or proceeding, providing that no compromise or settlement shall be entered without Indemnitors’ consent, which consent shall not be unreasonably withheld. Any Indemnified Party shall give Indemnitors prompt written notice of any potential claim for indemnification hereunder. Upon demand, Indemnitors shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of the reasonable, out-of-pocket fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

6. Definitions. As used in this Agreement, the following terms shall have the following meanings:

The term “Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment and which are applicable to the Property. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as it relates to exposure to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those provisions of the foregoing relating to Lead Based Paint. The term

“Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of the Property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; imposing conditions or requirements in connection with permits or other authorization for lawful activity related to Hazardous Substances and/or the Remediation of Hazardous Substances; relating to nuisance, trespass or other causes of action related to the Property in connection with Hazardous Substances and/or the Remediation of Hazardous Substances; and relating to wrongful death, personal injury or property or other damage in connection with Hazardous Substances and/or the Remediation of Hazardous Substances.

The term “Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws or that could reasonably be expected to have a material negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, Lead Based Paint and Toxic Mold. Notwithstanding anything to the contrary contained herein, the term “Hazardous Substances” will not include substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property, including, without limitation substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in properties like the Property, and which are otherwise in compliance with all Environmental Laws.

The term “Indemnified Parties” includes Indemnitee, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved with the servicing of the Loan, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, Investors (as hereinafter defined), as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of, or following a foreclosure of, the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee’s assets and business).

The term “Investor” means any purchaser, transferee, assignee, servicer, participant or investor of, or in, the Loan or the Securities or any interest(s) therein.

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” includes any actual, out-of-pocket losses, damages (excluding punitive, special and/or consequential damages, unless arising out of a third party claim asserted against any Indemnified Party), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, fines, penalties, charges, out-of-pocket costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, out-of-pocket litigation costs, out-of-pocket fees of attorneys, engineers and environmental consultants and out-of-pocket investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

The term “Release” with respect to any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes, but is not limited to, any response, remedial, removal, or corrective action with respect to any Hazardous Substance or Environmental Law; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance (including, with respect to Toxic Mold, providing any moisture control systems at the Property); any action to comply with any Environmental Laws or with any permits issued pursuant thereto relating to the Property; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing or laboratory or other analysis or evaluation relating to any Hazardous Substances or to anything referred to herein.

The term “Toxic Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means that may pose a risk to human health or the environment or negatively affect the value of the Property, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial volatile organic compounds.

7. Unimpaired Liability. The liability of Indemnitors under this Agreement shall in no way be limited or impaired by, and each Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Note, the Loan Agreement, the Mortgage or any other Loan Document to or with Indemnitee by Borrower or any Person who succeeds Borrower or any Person as owner of the Property. In addition, subject to Section 9 hereof, the liability of Indemnitors under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by the Note, the Loan Agreement, the Mortgage or any of the other Loan Documents, (ii) any sale or transfer of all or part of the Property, or any sale or other assignment by any Non-Borrower Indemnitor of its direct or indirect ownership interests in Borrower, (iii) except as provided herein, any exculpatory provision in the Note, the Loan Agreement, the Mortgage or any of the other Loan Documents limiting Indemnitee’s recourse to the Property or to any other security for the Note, or limiting Indemnitee’s rights to a deficiency judgment against any Indemnitors, (iv) the accuracy or inaccuracy of the representations and warranties made by Borrower under the Note, the Loan Agreement, the Mortgage or any of the other Loan Documents or herein, (v) the release of any Indemnitors (including, if applicable,

Borrower) or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the other Loan Documents, by operation of law, Indemnitee’s voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Note, or (vii) Indemnitee’s failure to record the Mortgage or file any UCC financing statements (or Indemnitee’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note; and, in any such case, whether with or without notice to any Indemnitors and with or without consideration.

8. Enforcement. The Indemnified Parties may enforce the obligations of Indemnitors without first resorting to or exhausting any security or collateral or without first having recourse to the Note, the Loan Agreement, the Mortgage or any other Loan Documents or any of the Property, through foreclosure proceedings or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the Note, foreclosing or exercising any power of sale under the Mortgage or exercising any other rights and remedies thereunder. This Agreement is not collateral or security for the Obligations of Borrower pursuant to the Loan Agreement, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for such Obligations of Borrower pursuant to the Loan Agreement, which Indemnitee is entitled to do in its sole and absolute discretion. It is not necessary for an Event of Default to have occurred pursuant to and as defined in the Mortgage or the Loan Agreement for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Loan Agreement to the contrary, the obligations of each Indemnitor pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Agreement; and each Indemnitor expressly acknowledges and agrees that it is fully and personally liable for such obligations, and such liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.

9. Survival.

(a) Except as set forth in Section 9(b) below, the obligations and liabilities of each Indemnitor under this Agreement shall fully survive indefinitely, notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, delivery of a deed in lieu of foreclosure of the Mortgage or conveyance in lieu of foreclosure of the Pledge Agreement or the Pledge Agreement (Master Tenant).

(b) Notwithstanding the foregoing, in the event (i) the Loan is indefeasibly paid in full and (ii) Indemnitors, at their sole cost and expense, deliver to Indemnitee a then-current (after the Loan is repaid) Phase I environmental site assessment of the Property prepared by a qualified environmental consultant acceptable to Indemnitee in its reasonable discretion, which concludes that (a) there is no then-present non-compliance with or violation of applicable Environmental Laws which has not been cured in accordance with applicable Environmental Laws, (b) there is no evidence that the Property contains any Hazardous Substances that have not been fully remediated as required or recommended by applicable Environmental Laws, (c) and the Property is not then subject to any significant risk of contamination from migration of any off-site Releases of Hazardous Substances, Indemnitors shall be released from their liabilities and obligations set forth herein (other than to the extent arising from Hazardous Substances disclosed in the Environmental Report delivered on the Closing Date) with respect to any action first brought after the second

(2nd) anniversary of the date on which each of the conditions set forth in clauses (i) and (ii) above are satisfied (except to the extent that any liability was not discovered prior to such second (2nd) anniversary as a result of the intentional concealment, fraud, willful misconduct or bad faith of Indemnitor). Notwithstanding the preceding sentence, to the extent a third party suit, proceeding, or claim has been instituted or commenced prior to the termination date set forth in the foregoing sentence, this Agreement shall remain in full force and effect with respect to any such suit, proceeding or claim (to the extent any Indemnitor has any indemnification obligation with respect thereof pursuant to this Agreement) until the resolution of any such suit, proceeding or claim including, without limitation, the payment by Indemnitors of any amounts which are due and payable by Indemnitors under this Agreement in connection with such suit, proceeding or claim.

10. Interest. Any amounts payable to any Indemnified Parties under this Agreement shall become due and payable five (5) Business Days after written demand by Indemnitee and, if not paid within five (5) Business Days of such written demand therefor, shall bear interest at the Default Rate commencing on the date demanded by Indemnitee until repaid.

11. Waivers.

(a) Each Indemnitor hereby waives and relinquishes (i) any right or claim of right to cause a marshaling of any Indemnitor’s assets or to cause Indemnitee or any other Indemnified Party to proceed against any of the security for the Loan before proceeding under this Agreement against any Indemnitor; (ii) all rights and remedies accorded by applicable law to indemnitors or guarantors generally, including any rights of subrogation which any Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights, including, without limitation, any claim that such subrogation rights were abrogated by any acts of Indemnitee or any other Indemnified Party; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or any other Indemnified Party; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or, except as expressly required to be given under this Agreement or in any Loan Document, notice or demand; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose. Notwithstanding anything to the contrary contained herein, each Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Obligations until the Total Debt shall have been paid in full.

(b) INDEMNITOR AND, BY ITS ACCEPTANCE HEREOF, INDEMNITEE, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, WITH REGARD TO THIS AGREEMENT, THE NOTE, THE MORTGAGE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH INDEMNITOR AND IS INTENDED TO ENCOMPASS

INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE INDEMNIFIED PARTIES ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH INDEMNITOR.

12. Subrogation. Each Indemnitor hereby agrees that it shall take any and all reasonable actions, including the institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the presence of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost thereof. The Indemnified Parties shall be and hereby are subrogated to all of each Indemnitor’s rights now or hereafter in such claims.

13. Indemnitors’ Representations and Warranties. Each Indemnitor represents and warrants that:

(a) it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by such Indemnitor has been duly and validly authorized; and all requisite action has been taken by such Indemnitor to make this Agreement valid and binding upon such Indemnitor, enforceable in accordance with its terms;

(b) its execution of, and compliance with, this Agreement is in the ordinary course of business of such Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership, operating or trust agreement or other governing instrument of such Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which such Indemnitor or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which such Indemnitor or the Property is subject;

(c) to the best of such Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of such Indemnitor, or in any material impairment of the right or ability of such Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of such Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of such Indemnitor contemplated herein, or which would be likely to impair materially the ability of such Indemnitor to perform under the terms of this Agreement;

(d) it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e) to the best of such Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any Governmental Authority or other

Person, and no approval, authorization or consent of any other Person, is required in connection with this Agreement; and

(f) this Agreement constitutes a valid, legal and binding obligation of such Indemnitor, enforceable against it in accordance with the terms hereof.

14. No Waiver. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

15. Notice of Legal Actions. Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other parties hereto of (i) any notice, advice or other communication from any Governmental Authority or any source whatsoever with respect to Hazardous Substances on, from or affecting the Property, and (ii) any legal action brought against such party or related to the Property, with respect to which Indemnitors may have liability under this Agreement. Such notice shall comply with the provisions of Paragraph 17 hereof.

16. Intentionally Omitted.

17. Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by telefax (with answer back acknowledged) or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Paragraph 17. Any Notice shall be deemed to have been received: (a) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent: DL RCF I Loan Holdings, LLC
c/o Derby Lane Partners LLC
12 E. 49th Steet, Suite 1519
New York, New York 10017
Attention: Urian Yap
Email: uyap@derbyln.com

with a copy to: Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Matthew Kidd, Esq.
Facsimile No. (212) 351-2342
Email: mkidd@gibsondunn.com

If to Borrower: 65 E. Wacker Holdings II, LLC
2211 N. Elston Ave., Suite 306
Chicago, Illinois 60614
Attention: Adam Friedberg
Email: adam@mavrekdevelopment.com

with a copy to: Patzik, Frank & Samotny Ltd.
200 South Wacker Drive – Suite 2700
Chicago, Illinois 60606
Attention: John Morse
Facsimile No.: (312) 551-1101
Email: jmorse@pfs-law.com

If to Non-Borrower

Indemnitors: Adam Friedberg
3834 N. Lakewood Avenue

Chicago, Illinois 60613

Email: adam@mavrekdevelopment.com

Anthony Hrusovsky

531 E Scranton Avenue

Lake Bluff, Illinois 60044

Email: anthony@mavrekdevelopment.com

Peter Koch

1509 Kaywood Lane

Glenview, Illinois 60025

Email: peter@mavrekdevelopment.com

ACRES Commercial Realty Corp.

390 RXR Plaza

Uniondale, New York 11556

Attn: Jaclyn Jesberger

Email: jjesberger@acrescap.com

with a copy to: Patzik, Frank & Samotny Ltd.
200 South Wacker Drive – Suite 2700
Chicago, Illinois 60606
Attention: John W. Morse
Facsimile No. (312) 551-1101
Email: jmorse@pfs-law.com

Murland Dainoff LLC

555 E. Lancaster Avenue, Suite 501

Radnor, Pennsylvania 19087

Attn: Harris A. Dainoff, Esquire

Email: hdainoff@murlanddainoff.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Paragraph 17. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Indemnitee may also be given by Servicer.

18. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

19. No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party or parties against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

20. Headings, Etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

21. Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person constituting an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and permitted assigns of each Indemnitor, all of whom shall be bound by the provisions of this Agreement. Each reference herein to Indemnitee shall be deemed to include its successors and assigns; provided that no obligation of any Indemnitor may be assigned except in accordance with the Loan Agreement. This Agreement shall inure to the benefit of the Indemnified Parties and their respective successors, permitted assigns, heirs and legal representatives forever. The Indemnified Parties shall have the right to assign or transfer their rights under this Agreement in connection with any assignment of the Loan and the Loan Documents. Any assignee or transferee of Indemnitee (and the other Indemnified Parties) shall be entitled to all the benefits afforded to Indemnitee (and the other Indemnified Parties) under this Agreement. No Indemnitor shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Indemnitee, as provided in the Loan Agreement, and any attempted assignment without such consent shall be null and void.

22. Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

23. Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Note, the Mortgage, the Pledge Agreement, the Pledge Agreement (Master Tenant), the Loan Agreement or the other Loan Documents or would otherwise have at law or in equity.

24. Inapplicable Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

25. Governing Law; Jurisdiction; Service of Process.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY EACH INDEMNITOR AND ACCEPTED BY INDEMNITEE IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH INDEMNITOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST INDEMNITEE OR ANY INDEMNITOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY, AT INDEMNITEE’S OPTION, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH INDEMNITOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM

NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH INDEMNITOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH INDEMNITOR DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company
19 West 44th Street, Suite 200
New York, NY 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND EACH INDEMNITOR AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH INDEMNITOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH INDEMNITOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH INDEMNITOR (I) SHALL GIVE PROMPT NOTICE TO INDEMNITEE OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS AND WHICH SUBSTITUTE AGENT SHALL AT ALL TIMES BE THE SAME AGENT AS AUTHORIZED BY BORROWER UNDER THE LOAN AGREEMENT), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE INDEMNIFIED PARTIES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST INDEMNITORS IN ANY OTHER JURISDICTION.

26. Miscellaneous.

(a) Wherever pursuant to this Agreement (i) Indemnitee (or any other Indemnified Party) exercises any right given to it to approve or disapprove any matter, (ii) any arrangement or term is to be satisfactory to Indemnitee (or any other Indemnified Party), or (iii) any other decision or determination is to be made by Indemnitee (or any other Indemnified Party), the decision of Indemnitee (or such other Indemnified Party) to approve or disapprove such matter, all decisions that arrangements or terms are satisfactory or not satisfactory to Indemnitee (or such other Indemnified Party) and all other decisions and determinations made by Indemnitee (or such other Indemnified Party), shall be in the sole and absolute discretion of Indemnitee (or such other Indemnified Party) and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b) Wherever pursuant to this Agreement it is provided that any Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, out-of-pocket legal fees and disbursements of Indemnitee and the other Indemnified Parties, incurred by retained outside law firms, but shall exclude the expenses of in-house legal staff.

27. Joint and Several Liability. The obligations and liabilities of Indemnitors hereunder are joint and several.

28. Recitals. The recitals hereof are a part hereof, form a basis for this Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

29. Parties Bound; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Indemnitee shall have the right to assign or transfer its rights under this Agreement in connection with any assignment of the Loan and the Loan Documents. Any assignee or transferee of Indemnitee shall be entitled to all the benefits afforded to Indemnitee under this Agreement. Indemnitors shall not have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Indemnitee, and any attempted assignment without such consent shall be null and void.

30. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

31. Exculpation. Section 9.4 of the Loan Agreement is hereby incorporated by reference as if set forth at length herein.

32. Incorporation by Reference. To the extent that any provisions or defined terms contained in any other Loan Document (including, without limitation, the Loan Agreement) are used herein or incorporated herein by reference, and such other Loan Document is terminated or otherwise satisfied prior to the termination of this Agreement, then, for the avoidance of doubt, such provisions and/or defined terms shall survive until the satisfaction of the Obligations without regard to the fact that the Loan Document originally containing the same has been otherwise terminated or satisfied.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by Indemnitors and is effective as of the day and year first above written.

INDEMNITORS:

65 E. WACKER HOLDINGS II, LLC,
a Delaware limited liability company

By:	/s/ Anthony Hrusovsky
Name: Anthony Hrusovsky Title: Authorized Signatory

/s/ Anthony Hrusovsky
Anthony HrusovSKy, an individual

/s/ Adam Friedberg
Adam Friedberg, an individual

/s/ Peter Koch
Peter koch, an individual

ACRES COMMERCIAL REALTY CORP.,

a Maryland corporation

By:	/s/ Mark S. Fogel
Name: Mark S. Fogel Title: President

[Signature Page to Environmental Indemnity Agreement]

SCHEDULE I

LIST OF ENVIRONMENTAL REPORTS

1.
That certain Phase I Environmental Site Assessment Report, Partner Project No. 25-507984.1, dated as of August 1, 2025, prepared by Partner Engineering and Science Inc.

[Schedule I]